Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
February 28, 2013

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its fourth quarter and full year 2012 results. In summary, we reported:

•
Adjusted EBITDA of $429 million for the fourth quarter of 2012 and $626 million for the year, which were both in line with our guidance provided on January 7, 2013. Adjusted EBITDA for the prior year fourth quarter and year were $351 million and $277 million, respectively;

•	Gross margin rate increased 130 basis points for the fourth quarter of 2012 and 90 basis points for the year from the comparable prior year periods;

•
Continued discipline of our investment in inventory with Domestic inventory declining $895 million from the prior year. Excluding the inventory related to the Sears Hometown and Outlet businesses, Domestic inventory declined $501 million;

•
Sears Domestic's comparable store sales improved 0.8% in the fourth quarter of 2012 and declined 1.4% for the year. Kmart's comparable store sales declined 3.7% in the fourth quarter and for the year. Sears Canada's comparable store sales declined 3.8% in the fourth quarter and 5.6% for the year;

•	Our integrated online business grew over 25% in the fourth quarter of 2012 and 17% for the full year;

•	SHOP YOUR WAY Members drove over 50 percent of our revenues at Sears Domestic and Kmart for the 2012 fourth quarter and year;

•
Net loss from continuing operations attributable to Holdings' shareholders of $489 million and $930 million, ($4.61 and $8.78 loss per diluted share from continuing operations), respectively, for the fourth quarter and full year 2012. Prior year fourth quarter and year net losses were $2.4 billion and $3.1 billion ($22.47 and $29.15 per diluted share from continuing operations), respectively; and

•
Adjusted earnings per diluted share from continuing operations for the fourth quarter of $1.12 in 2012 and $0.54 in 2011 and adjusted loss per diluted share from continuing operations for the year of $2.03 in 2012 and $4.52 in 2011.

“Sears Holdings made progress in 2012 improving the profitability of our business, but we know there's more work to be done in 2013,” said Edward S. Lampert, Sears Holdings' Chairman and Chief Executive Officer. “Our focus continues to be on our core customers, our Members, and finding ways to provide them value and convenience, through Integrated Retail and our SHOP YOUR WAY Membership platform. We have invested significantly in our online ecommerce platforms, our Membership rewards program and the technology needed to support these initiatives.”

Fourth Quarter and Full Year Revenues and Comparable Store Sales

We follow a retail-based financial reporting calendar. Accordingly, our fourth quarter and fiscal year 2012 results reflect the 14- and 53- week periods ended February 2, 2013, respectively, whereas 2011 contained 13- and 52- weeks for the fourth quarter and year, respectively.

For the quarter, revenues decreased $224 million to $12.3 billion for the quarter ended February 2, 2013, as compared to revenues of $12.5 billion for the quarter ended January 28, 2012. The decrease was primarily due to the separation at the end of the third quarter of the Sears Hometown and Outlet businesses, the effect of having fewer Kmart and Sears Full-line stores in operation and lower comparable store sales, partially offset by the inclusion of an additional week of revenues in the fourth quarter of 2012. Full year revenues decreased $1.7 billion to $39.9 billion for the 53 weeks ended February 2, 2013, as compared to revenues of $41.6 billion last year. The decrease in full year revenues was primarily due to the effect of having fewer Kmart and Sears Full-line stores in operation, lower comparable store sales and the separation of the Sears Hometown and Outlet businesses, partially offset by the inclusion of an additional week of revenues in the current year. Fourth quarter 2012 revenues included an increase of $36 million due to foreign currency exchange rates. Full year 2012 revenues included a decrease of $37 million due to foreign currency exchange rates.

For the quarter, domestic comparable store sales declined 1.6%, comprised of a decrease of 3.7% at Kmart and an increase at Sears Domestic of 0.8%. Excluding the consumer electronics category, total domestic comparable store sales decreased 0.2% with Sears Domestic increasing 2.4% and Kmart decreasing 2.5%.

Sears Domestic generated a comparable store sales increase of 0.8% in the fourth quarter as increases in the apparel, home appliance and home categories were partially offset by declines in the consumer electronics, sporting goods and lawn & garden categories, as well as at Sears Auto Centers. The Sears apparel category has now achieved comparable store sales increases for six consecutive quarters.

Kmart's fourth quarter comparable store sales decline of 3.7% reflects a significant decrease in the consumer electronics category, as well as declines in the pharmacy and grocery & household categories. The decline in pharmacy reflects the conversion of brand name drugs to equivalent generic drugs.

For the year, domestic comparable store sales declined 2.5%, with declines of 1.4% at Sears Domestic and 3.7% at Kmart. Excluding the consumer electronics category, total domestic comparable store sales decreased 1.4% with Sears Domestic decreasing only 0.1% and Kmart decreasing 2.8%.

Decreases in comparable store sales at Sears Domestic of 1.4% for the year were driven by decreases in consumer electronics, lawn & garden and home appliances, as well as at Sears Auto Centers. These decreases were partially offset by increases in apparel and home. The Kmart decline in comparable store sales of 3.7% reflects decreases in a majority of its categories, most notably the consumer electronics, pharmacy, grocery & household and drug store categories.

Operating Performance

Operating loss was $622 million for the quarter ended February 2, 2013, compared to $691 million for the quarter ended January 28, 2012.

For the quarter, our gross margin increased $101 million to $3.2 billion in 2012. Gross margin included charges of $3 million and $93 million related to store closures for 2012 and 2011, respectively. In addition, Sears Canada's gross margin included an increase of $11 million related to the impact of foreign currency exchange rates. Excluding these items, gross margin was flat to the prior year as the decrease in total revenues noted above was more than offset by an increase in gross margin due to improved rate.

As compared to the prior year, Sears Domestic's gross margin rate improved 120 basis points for the quarter primarily due to apparel and home services, which were partially offset by declines in consumer electronics. Kmart's gross margin rate for the fourth quarter improved 210 basis points primarily due to apparel, toys and pharmacy which were partially offset by a decline in the consumer electronics category. Sears Canada's gross margin rate declined 120 basis points for the fourth quarter due to accessories, women's intimates and footwear categories.

Selling and administrative expenses increased $361 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 and included expenses related to pension plans, store closings, store impairments and severance of $543 million for 2012 and $114 million for 2011. The fourth quarter of 2012 also included $2 million of transaction costs associated with strategic initiatives while the fourth quarter of 2011 included expense of $3 million related to hurricane losses. Excluding these items, selling and administrative expenses declined $67 million due to decreases in advertising and supplies expenses, which were partially offset by an increase in domestic payroll expense. Selling and administrative expenses at Sears Canada for 2012 included a decrease of $8 million related to the impact of foreign currency exchange rates.

Operating loss for the fourth quarter of 2012 included non-cash charges related to our pension settlements and the impairment of Sears Canada goodwill balances, expenses related to domestic pension plans, store closings, store impairments and severance and transaction costs, as well as gains on sales of assets, which aggregated to $863 million. Operating loss for the fourth quarter of 2011 included a non-cash impairment charge for goodwill balances related to our Sears Domestic segment, expenses related to domestic pension plans, store closings, severance and hurricane losses, as well as gains on sales of assets, which aggregated to $847 million. See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share from continuing operations.

Our effective tax rate for the fourth quarter was a benefit of 1.4% in 2012 and an expense rate of 216.6% in 2011. The current year tax rate continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions where it is not more likely than not that such benefits would be realized. The prior year tax rate was the result of significant tax matters in 2011, which included a non-cash charge of $1.7 billion to establish a valuation allowance against certain deferred income tax assets.

Operating loss was $838 million for the year ended February 2, 2013, compared to $1.5 billion for the year ended January 28, 2012.

For the year, our gross margin declined $87 million to $10.5 billion in 2012 and included charges of $35 million and $130 million related to store closures for 2012 and 2011, respectively. Excluding these items, gross margin declined $182 million as the above noted decline in revenues was only partially offset by an improvement in gross margin rate. In addition, Sears Canada's gross margin included a decrease of $11 million related to the impact of foreign currency exchange rates.

Sears Domestic's gross margin rate improved 120 basis points in 2012 primarily due to the apparel, home appliance and footwear categories, which were partially offset by declines in the consumer electronics category and the Lands' End customer direct business. Kmart's gross margin rate improved 70 basis points in 2012 mainly due to the apparel, pharmacy and toys categories which were partially offset by a decline in the consumer electronics category. Sears Canada's gross margin rate decreased 10 basis points in 2012 due to the fitness & recreation, children's wear, jewelry, accessories & luggage and footwear categories.

For the year, selling and administrative expenses were flat to the prior year and included expenses related to pension plans, store closings, store impairments and severance of $725 million and $198 million for 2012 and 2011, respectively. The current year also included $12 million of transaction costs associated with strategic initiatives while 2011 included expense of $12 million related to hurricane losses. Excluding these items, selling and administrative expenses declined $531 million due to reductions in advertising, supplies and payroll expenses. Selling and administrative expenses at Sears Canada for 2012 included a decrease of $10 million related to the impact of foreign currency exchange rates.

Operating loss for 2012 included non-cash charges related to pension settlements and the impairment of Sears Canada goodwill balances, expenses related to domestic pension plans, store closings, store impairments and severance and transaction costs, as well as gains on sales of assets which aggregated to $705 million. Operating loss for 2011 included a non-cash impairment charge for goodwill balances related to our Sears Domestic segment, expenses related to domestic pension plans, store closings, severance and hurricane losses, and a net gain on sales of assets, which aggregated to $964 million. See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted loss per diluted share.

Our effective tax rate for the year was 4.4% in 2012 and 78.2% in 2011. The 2012 year tax rate continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions where it is not more likely than not that such benefits would be realized. The prior year tax rate is the result of significant tax matters in 2011, which included a non-cash charge of $1.8 billion to establish a valuation allowance against certain deferred income tax assets.

Financial Position

“As we previously announced, we expect to generate at least $500 million of additional liquidity through monetization of assets over the next twelve months,” said Rob Schriesheim, Sears Holdings' Chief Financial Officer. “We are an asset-rich enterprise with substantial liquidity, unencumbered real estate and well-established stand-alone businesses, including Lands' End and Sears Canada. In addition to our asset monetizations, we currently expect to reduce 2013 peak domestic inventory by $500 million from the 2012 level of $8.6 billion at the end of the third quarter as a result of stores already or expected to be closed, initiatives underway to reduce slow-moving inventory and modest productivity improvement. This action is expected to generate $300 million of cash after consideration of related payables. We also expect to further reduce our fixed cost base by another $200 million. In 2012, we generated an additional $1.8 billion in liquidity by unlocking value in our asset base.”

We had cash balances of $618 million at February 2, 2013 ($380 million domestic and $238 million at Sears Canada) as compared to $754 million ($357 million domestic and $397 million at Sears Canada) at January 28, 2012. The decrease in cash during 2012 was primarily due to contributions to our pension and post-retirement benefit plans of $593 million, capital expenditures of $378 million and repayments of long-term debt of $335 million, partially offset by cash generated from the sales of properties of $532 million and from the dividend from and sale of Sears Hometown and Outlet Stores, Inc. of $447 million and reductions in working capital needs.

Merchandise inventories at February 2, 2013 were $7.6 billion, as compared to $8.4 billion at January 28, 2012. Domestic inventory decreased $895 million to $6.8 billion at February 2, 2013. Excluding the inventory related to the Sears Hometown and Outlet businesses, domestic inventory decreased $501 million from the prior year's fourth quarter driven by both improved productivity and store closures. Sears Domestic inventory decreased in virtually all categories, with the most notable decreases in the consumer electronics, home appliances, home and tools & paint categories. Kmart inventory also decreased in virtually all categories with the most notable decreases in consumer electronics, pharmacy & drug and grocery & household categories. Sears Canada's inventory levels increased $46 million to $791 million at February 2, 2013, primarily due to the timing of receipts and a reduction in reserves due to improved inventory quality.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $3.1 billion at February 2, 2013, down from $3.5 billion at January 28, 2012. Availability under our credit facilities was $2.3 billion ($1.8 billion domestic and $0.5 billion at Sears Canada, prior to taking into consideration possible reserves) at the end of 2012. Availability under our credit facilities was $2.2 billion ($1.8 billion domestic and $0.4 billion at Sears Canada) at the end of 2011.

Sears Canada Partial Spin-off
On November 13, 2012, we completed a partial spin-off (the “spin-off”) of our interest in Sears Canada. Prior to the spin-off, Holdings owned approximately 96% of the issued and outstanding common shares of Sears Canada. In connection with the spin-off, we distributed approximately 45 million common shares of Sears Canada held by Holdings on a pro rata basis to holders of Holdings' common stock. Following the spin-off, Holdings was beneficial holder of approximately 51% of the issued and outstanding common shares of Sears Canada.

Adjusted EBITDA

In addition to our net loss determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") measurement. Adjusted EBITDA is computed as net loss attributable to Sears Holdings Corporation appearing on the statements of operations excluding loss attributable to noncontrolling interest, income tax expense, interest expense, interest and investment income, other income (loss), depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	Quarters Ended		Years Ended
millions	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net loss attributable to SHC per statement of operations	$(489)	$(2,403)	$(930)	$(3,140)
Loss attributable to noncontrolling interest	(128)	(1)	(124)	(7)
Loss from discontinued operations, net of tax	—	17	—	27
Income tax expense (benefit)	(9)	1,633	44	1,369
Interest expense	68	73	267	289
Interest and investment income	(66)	(10)	(94)	(41)
Other income (loss)	2	—	(1)	2
Operating loss	(622)	(691)	(838)	(1,501)
Depreciation and amortization	205	212	830	853
Gain on sales of assets	(32)	(29)	(468)	(64)
Before excluded items	(449)	(508)	(476)	(712)

Impairment charges	330	649	330	649
Pension settlements	455	—	455	—
Closed store reserve and severance	50	189	140	254
Domestic pension expense	41	18	165	74
Transaction costs	2	—	12	—
Hurricane losses	—	3	—	12
Adjusted EBITDA as defined	$429	$351	$626	$277
% to revenues	3.5%	2.8%	1.6%	0.7%

Adjusted EBITDA for our segments is as follows:

	Quarters Ended
	Adjusted EBITDA		% To Revenues
millions	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Kmart	$168	$158	3.6%	3.3%
Sears Domestic	197	96	3.2%	1.5%
Sears Canada	64	97	4.9%	7.3%
Total Adjusted EBITDA	$429	$351	3.5%	2.8%

	Years Ended
	Adjusted EBITDA		% To Revenues
millions	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Kmart	$201	$172	1.4%	1.1%
Sears Domestic	356	4	1.7%	—%
Sears Canada	69	101	1.6%	2.2%
Total Adjusted EBITDA	$626	$277	1.6%	0.7%

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the fourth quarter of fiscal 2012. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty;  our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is a leading integrated retailer with over 2,500 full-line and specialty retail stores in the United States and Canada and the home of SHOP YOUR WAY, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands' End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation's largest provider of home services, with more than 15 million service and installation calls made annually and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2012 ENERGY STAR® "Corporate Commitment Award" for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings' website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

* * * * *

Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	Quarters Ended		Years Ended
millions, except per share data	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
REVENUES
Merchandise sales and services	$12,260	$12,484	$39,854	$41,567

COSTS AND EXPENSES
Cost of sales, buying and occupancy	9,097	9,422	29,340	30,966
Gross margin dollars	3,163	3,062	10,514	10,601
Gross margin rate	25.8%	24.5%	26.4%	25.5%

Selling and administrative	3,282	2,921	10,660	10,664
Selling and administrative expense as a percentage of total revenues	26.8%	23.4%	26.7%	25.7%

Depreciation and amortization	205	212	830	853
Impairment charges	330	649	330	649
Gain on sales of assets	(32)	(29)	(468)	(64)
Total costs and expenses	12,882	13,175	40,692	43,068

Operating loss	(622)	(691)	(838)	(1,501)
Interest expense	(68)	(73)	(267)	(289)
Interest and investment income	66	10	94	41
Other income (loss)	(2)	—	1	(2)

Loss from continuing operations before income taxes	(626)	(754)	(1,010)	(1,751)
Income tax (expense) benefit	9	(1,633)	(44)	(1,369)

Loss from continuing operations	(617)	(2,387)	(1,054)	(3,120)
Loss from discontinued operations, net of tax	—	(17)	—	(27)

Net loss	(617)	(2,404)	(1,054)	(3,147)
Loss attributable to noncontrolling interest	128	1	124	7

NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(489)	$(2,403)	$(930)	$(3,140)

Amounts attributable to Holdings' shareholders:
Loss from continuing operations, net of tax	$(489)	$(2,386)	$(930)	$(3,113)
Loss from discontinued operations, net of tax	—	(17)	—	(27)

Net loss	$(489)	$(2,403)	$(930)	$(3,140)

NET LOSS PER COMMON SHARE:
Diluted:
Continuing operations	$(4.61)	$(22.47)	$(8.78)	$(29.15)
Discontinued operations	—	(0.16)	—	(0.25)

	$(4.61)	$(22.63)	$(8.78)	$(29.40)

Diluted weighted average common shares outstanding	106.0	106.2	105.9	106.8

Sears Holdings Corporation
Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change
	(Unaudited)

millions	February 2, 2013	January 28, 2012
ASSETS
Current assets
Cash and cash equivalents	$609	$747
Restricted cash	9	7
Accounts receivable	635	695
Merchandise inventories	7,558	8,407
Prepaid expenses and other current assets	454	388
Total current assets	9,265	10,244

Property and equipment, net	6,053	6,577
Goodwill	379	841
Trade names and other intangible assets	2,881	2,937
Other assets	762	782
TOTAL ASSETS	$19,340	$21,381

LIABILITIES
Current liabilities
Short-term borrowings	$1,094	$1,175
Current portion of long-term debt and capitalized lease obligations	83	230
Merchandise payables	2,761	2,912
Unearned revenues	931	964
Other taxes	480	523
Short-term deferred tax liabilities	382	516
Other current liabilities	2,683	2,892
Total current liabilities	8,414	9,212

Long-term debt and capitalized lease obligations	1,943	2,088
Pension and postretirement benefits	2,730	2,738
Long-term deferred tax liabilities	955	816
Other long-term liabilities	2,126	2,186
Total Liabilities	16,168	17,040
Total Equity	3,172	4,341
TOTAL LIABILITIES AND EQUITY	$19,340	$21,381

Total common shares outstanding	106.4	106.3

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended February 2, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$4,697	$6,253	$1,310	$12,260

Cost of sales, buying and occupancy	3,598	4,561	938	9,097
Gross margin dollars	1,099	1,692	372	3,163
Gross margin rate	23.4%	27.1%	28.4%	25.8%

Selling and administrative	969	1,987	326	3,282
Selling and administrative expense as a percentage of total revenues	20.6%	31.8%	24.9%	26.8%
Depreciation and amortization	37	141	27	205
Impairment charges	10	25	295	330
Gain on sales of assets	(20)	(11)	(1)	(32)
Total costs and expenses	4,594	6,703	1,585	12,882
Operating income (loss)	$103	$(450)	$(275)	$(622)

Number of:
Kmart Stores	1,221	—	—	1,221
Full-Line Stores	—	798	118	916
Specialty Stores	—	54	357	411
Total Stores	1,221	852	475	2,548

	Quarter Ended January 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$4,840	$6,308	$1,336	$12,484

Cost of sales, buying and occupancy	3,807	4,674	941	9,422
Gross margin dollars	1,033	1,634	395	3,062
Gross margin rate	21.3%	25.9%	29.6%	24.5%

Selling and administrative	936	1,674	311	2,921
Selling and administrative expense as a percentage of total revenues	19.3%	26.5%	23.3%	23.4%
Depreciation and amortization	38	148	26	212
Impairment charges	15	634	—	649
Gain on sales of assets	(25)	(4)	—	(29)
Total costs and expenses	4,771	7,126	1,278	13,175
Operating income (loss)	$69	$(818)	$58	$(691)

Number of:
Kmart Stores	1,305	—	—	1,305
Full-Line Stores	—	867	122	989
Specialty Stores	—	1,338	378	1,716
Total Stores	1,305	2,205	500	4,010

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	Year Ended February 2, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$14,567	$20,977	$4,310	$39,854

Cost of sales, buying and occupancy	11,158	15,107	3,075	29,340
Gross margin dollars	3,409	5,870	1,235	10,514
Gross margin rate	23.4%	28.0%	28.7%	26.4%

Selling and administrative	3,284	6,184	1,192	10,660
Selling and administrative expense as a percentage of total revenues	22.5%	29.5%	27.7%	26.7%
Depreciation and amortization	147	578	105	830
Impairment charges	10	25	295	330
Gain on sales of assets	(37)	(261)	(170)	(468)
Total costs and expenses	14,562	21,633	4,497	40,692
Operating income (loss)	$5	$(656)	$(187)	$(838)
Number of:
Kmart Stores	1,221	—	—	1,221
Full-Line Stores	—	798	118	916
Specialty Stores	—	54	357	411
Total Stores	1,221	852	475	2,548

	Year Ended January 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$15,285	$21,649	$4,633	$41,567

Cost of sales, buying and occupancy	11,818	15,849	3,299	30,966
Gross margin dollars	3,467	5,800	1,334	10,601
Gross margin rate	22.7%	26.8%	28.8%	25.5%

Selling and administrative	3,371	6,042	1,251	10,664
Selling and administrative expense as a percentage of total revenues	22.1%	27.9%	27.0%	25.7%
Depreciation and amortization	149	601	103	853
Impairment charges	15	634	—	649
Gain on sales of assets	(34)	(30)	—	(64)
Total costs and expenses	15,319	23,096	4,653	43,068
Operating loss	$(34)	$(1,447)	$(20)	$(1,501)

Number of:
Kmart Stores	1,305	—	—	1,305
Full-Line Stores	—	867	122	989
Specialty Stores	—	1,338	378	1,716
Total Stores	1,305	2,205	500	4,010

Sears Holdings Corporation
Adjusted EBITDA

Amounts are Preliminary and Subject to Change
	Quarters Ended
millions	February 2, 2013				January 28, 2012
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$103	$(450)	$(275)	$(622)	$69	$(818)	$58	$(691)
Depreciation and amortization	37	141	27	205	38	148	26	212
Gain on sales of assets	(20)	(11)	(1)	(32)	(25)	(4)	—	(29)
Before excluded items	120	(320)	(249)	(449)	82	(674)	84	(508)

Closed store reserve and severance	38	(3)	15	50	61	115	13	189
Impairment charges	10	25	295	330	15	634	—	649
Pension settlements	—	452	3	455	—	—	—	—
Domestic pension expense	—	41	—	41	—	18	—	18
Transaction costs	—	2	—	2	—	—	—	—
Hurricane losses	—	—	—	—	—	3	—	3
Adjusted EBITDA as defined	$168	$197	$64	$429	$158	$96	$97	$351
% to revenues	3.6%	3.2%	4.9%	3.5%	3.3%	1.5%	7.3%	2.8%

	Years Ended
millions	February 2, 2013				January 28, 2012
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$5	$(656)	$(187)	$(838)	$(34)	$(1,447)	$(20)	$(1,501)
Depreciation and amortization	147	578	105	830	149	601	103	853
Gain on sales of assets	(37)	(261)	(170)	(468)	(34)	(30)	—	(64)
Before excluded items	115	(339)	(252)	(476)	81	(876)	83	(712)

Closed store reserve and severance	76	44	20	140	76	160	18	254
Impairment charges	10	25	295	330	15	634	—	649
Pension settlements	—	452	3	455	—	—	—	—
Domestic pension expense	—	165	—	165	—	74	—	74
Transaction costs	—	9	3	12	—	—	—	—
Hurricane losses	—	—	—	—	—	12	—	12
Adjusted EBITDA as defined	$201	$356	$69	$626	$172	$4	$101	$277
% to revenues	1.4%	1.7%	1.6%	1.6%	1.1%	—%	2.2%	0.7%

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	Quarter Ended February 2, 2013
millions, except per share data	GAAP	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Transaction Costs	Goodwill Impairment	January 7, 2013 Outlook Adjusted	Pension Settlements	Domestic Pension Expense	Gain on Sale of Canadian Joint Venture	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$9,097	$(3)	$—	$—	$—	$9,094	$—	$—	$—	$—	$9,094
Selling and administrative impact	3,282	(47)	—	(2)	—	3,233	(455)	(41)	—	—	2,737
Depreciation and amortization impact	205	(6)	—	—	—	199	—	—	—	—	199
Impairment charges impact	330	(35)	—	—	(295)	—	—	—	—	—	—
Gain on sales of assets impact	(32)	—	21	—	—	(11)	—	—	—	—	(11)
Operating loss impact	(622)	91	(21)	2	295	(255)	455	41	—	—	241
Interest and investment income impact	66	—	—	—	—	66	—	—	(25)	—	41
Income tax benefit impact	9	(35)	8	(1)	—	(19)	—	(15)	9	(55)	(80)
Loss attributable to noncontrolling interest impact	128	(7)	—	—	(145)	(24)	(1)	—	12	—	(13)
After tax and noncontrolling interest impact	(489)	49	(13)	1	150	(302)	454	26	(4)	(55)	119
Diluted loss per share impact	$(4.61)	$0.46	$(0.12)	$0.01	$1.41	$(2.85)	$4.28	$0.25	$(0.04)	$(0.52)	$1.12

	Quarter Ended January 28, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Hurricane Losses	Goodwill Impairment	Tax Matters	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$9,422	$—	$(93)	$—	$—	$—	$—	$—	$9,329
Selling and administrative impact	2,921	(18)	(96)	—	(3)	—	—	—	2,804
Impairment charges impact	649	—	(98)	—	—	(551)	—	—	—
Gain on sales of assets impact	(29)	—	—	12	—	—	—	—	(17)
Operating loss impact	(691)	18	287	(12)	3	551	—	—	156
Income tax expense impact	(1,633)	(7)	(108)	5	(1)	—	1,709	—	(35)
Loss from discontinued operations, net of tax impact	(17)	—	—	—	—	—	—	17	—
Loss attributable to noncontrolling interest impact	1	—	(1)	—	—	—	—	—	—
After tax and noncontrolling interest impact	(2,403)	11	178	(7)	2	551	1,709	17	58
Diluted loss per share impact	$(22.63)	$0.10	$1.68	$(0.07)	$0.02	$5.19	$16.09	$0.16	$0.54

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	Year Ended February 2, 2013
millions, except per share data	GAAP	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Transaction Costs	Goodwill Impairment	Pension Settlements	Domestic Pension Expense	Gain on Sale of Canadian Joint Venture	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$29,340	$(35)	$—	$—	$—	$—	$—	$—	$—	$29,305
Selling and administrative impact	10,660	(105)	—	(12)	—	(455)	(165)	—	—	9,923
Depreciation and amortization impact	830	(22)	—	—	—	—	—	—	—	808
Impairment charges impact	330	(35)	—	—	(295)	—	—	—	—	—
Gain on sales of assets impact	(468)	—	419	—	—	—	—	—	—	(49)
Operating loss impact	(838)	197	(419)	12	295	455	165	—	—	(133)
Interest and investment income impact	94	—	—	—	—	—	—	(25)	—	69
Income tax expense impact	(44)	(74)	157	(5)	—	—	(62)	9	143	124
Loss attributable to noncontrolling interest impact	124	(7)	8	—	(145)	(1)	—	12	—	(9)
After tax and noncontrolling interest impact	(930)	116	(254)	7	150	454	103	(4)	143	(215)
Diluted loss per share impact	$(8.78)	$1.09	$(2.40)	$0.07	$1.42	$4.29	$0.97	$(0.04)	$1.35	$(2.03)

	Year Ended January 28, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Mark-to-Market Losses	Gain on Sales of Assets	Hurricane Losses	Goodwill Impairment	Tax Matters	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$30,966	$—	$(130)	$—	$—	$—	$—	—	$—	$30,836
Selling and administrative impact	10,664	(74)	(124)	—	—	(12)	—	—	—	10,454
Depreciation and amortization impact	853	—	(8)	—	—	—	—	—	—	845
Impairment charges impact	649	—	(98)	—	—	—	(551)	—	—	—
Gain on sales of assets impact	(64)	—	—	—	33	—	—	—	—	(31)
Operating loss impact	(1,501)	74	360	—	(33)	12	551	—	—	(537)
Other loss impact	(2)	—	—	6	—	—	—	—	—	4
Income tax expense impact	(1,369)	(28)	(134)	(2)	13	(5)	—	1,819	—	294
Loss from discontinued operations, net of tax impact	(27)	—	—	—	—	—	—	—	27	—
Loss attributable to noncontrolling interest impact	7	—	(1)	(1)	—	—	—	—	—	5
After tax and noncontrolling interest impact	(3,140)	46	225	3	(20)	7	551	1,819	27	(482)
Diluted loss per share impact	$(29.40)	$0.43	$2.10	$0.03	$(0.19)	$0.07	$5.16	$17.03	$0.25	$(4.52)